Exhibit 99.1

RailAmerica Reports Third Quarter 2003 Earnings of $0.22 Per Share

Australian Railroad Positioned for Sale

Boca Raton, FL – October 30, 2003 – RailAmerica, Inc. (NYSE: RRA) today reported third quarter 2003 earnings of $7.1 million, or $0.22 per diluted share, from continuing operations, compared to $6.2 million, or $0.19 per diluted share, for the same period in 2002. The Company has adopted a plan to sell its Australian railroad, Freight Australia. Accordingly, the results of this subsidiary are included in discontinued operations for all periods presented.

     Consolidated revenue from continuing operations for the third quarter ended September 30, 2003 increased 7.5%, or $6.4 million, to $91.2 million, from $84.8 million in 2002. Operating income for the third quarter of 2003 increased 20% to $20.5 million, compared to $17.1 million in 2002. Net income for the 2003 third quarter was $4.2 million, or $0.13 per diluted share, compared to $5.9 million, or $0.18 per diluted share, in 2002. The Australian drought negatively impacted earnings by $0.06 per share in the quarter ended September 30, 2003 compared to the quarter ended September 30, 2002. The 2002 results included $1.1 million of restructuring charges, net-of-tax.

     Gary O. Marino, Chairman, President and Chief Executive Officer of RailAmerica, said, “We have made a strategic decision to divest our International operations and focus our efforts on North America. We have several qualified buyers looking at Freight Australia and believe the timing is right to effect a sale of the Company as the outlook for grain recovery in Australia for fiscal year 2004 is quite positive, and a near record grain harvest is anticipated.”

     In North America, the Company’s acquisitions of the Mobile, Alabama line and the Colorado-based San Luis & Rio Grande Railroad, the strengthening Canadian Dollar and strong agricultural and coal volumes led to a 7.5% increase in revenue. Revenue increased 2% on a “same railroad” basis. As a result of higher fuel and health insurance costs, the North American operating ratio for the third quarter of 2003 was 75.4%, compared to 74.5% in the third quarter of 2002.

     Marino added, “We are quite pleased with the results of our North American operations this quarter despite the challenges of the economy and higher fuel and health insurance costs. We have successfully integrated our two most recent acquisitions and believe these acquisitions, coupled with the improving business climate, should enable RailAmerica to continue to improve the results of its North American operations.”

     Freight Australia’s operating loss for the 2003 third quarter was $2.2 million compared to operating income of $0.8 million for the same period in 2002. As a result of the Australian drought, grain tonnage was down 57% in the most recent quarter compared to the same period in 2002.

     Michael J. Howe, Senior Vice President and CFO, said, “Our focus remains on strengthening the Company’s balance sheet and improving our financial fundamentals, including our debt ratios. The net debt-to-capital ratio at September 30, 2003 was 60%, compared to 64% at December 31, 2002 (net debt includes the Australian debt which is classified in discontinued operations). We expect that the proceeds from our international divestitures could be used to significantly increase liquidity and improve our capital structure to achieve our goal of a 50% debt-to-capital ratio, much earlier than we originally forecasted. We are particularly pleased that shareholders’ equity rose 24% to $346 million at September 30, 2003 from $279 million at year-end 2002.”

     Marino concluded, “The acquisition environment in North America is stronger than it has been in recent years with several Class I railroads and private rail owners looking to divest of branch/short line rail properties. We believe the anticipated sale of our international railroads positions RailAmerica to take advantage of strategic opportunities as they become available in North America.”

     As previously announced, RailAmerica has scheduled a live webcast of its third quarter 2003 earnings conference call at 10:30 a.m. eastern time today. To listen to the webcast, visit the Investor Relations section of RailAmerica’s website at www.railamerica.com. We suggest that you visit our website at least ten minutes in advance of the conference call to ensure that your computer is configured to receive the webcast. The webcast will also be archived at the RailAmerica website for 30 days.

     RailAmerica, Inc. (NYSE: RRA) is the world’s largest short line and regional railroad operator with 50 railroads operating approximately 17,700 miles in the United States, Canada, Australia, Chile and Argentina, including track access arrangements. The Company is a member of the Russell 2000® Index. Its website may be found at www.railamerica.com.

###

DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements regarding future events and the performance of RailAmerica that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, fuel costs, foreign currency risks, failure to successfully integrate acquisitions, failure to service debt, failure to successfully market and sell non-operating/non-strategic/discontinued properties and assets when scheduled or at all, failure to accomplish new marketing initiatives, economic and weather conditions, customer demand, increased competition in the relevant market, and others. In particular, forward-looking statements regarding earnings of the Company and entities to be acquired are subject to inherent economic, financial and operating uncertainties, including changes in economic and weather conditions, the ability to retain key customers and the impact of unforeseen costs and liabilities of such entities. Forward-looking statements speak only as of the date the statement was made. The Company assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements. We refer you to the documents that RailAmerica files from time to time with the Securities and Exchange Commission, such as the Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

###

- Tables to Follow -

RAILAMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
 (Unaudited)

	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share)	September 30,		September 30,

	2003	2002	2003	2002

Operating revenue	$91,192	$84,831	$264,504	$249,719
Operating expenses:
Transportation	46,308	41,019	134,844	128,688
SG&A	18,498	19,771	57,922	60,757
Net (gain) loss on sale of assets	(347)	20	(2,352)	(5,329)
Terminated motor carrier operations, net	—	1,280	—	1,401
Depreciation and amortization	6,209	5,618	17,793	16,666

Total operating expenses	70,668	67,708	208,207	202,183

Operating income	20,524	17,123	56,297	47,536
Interest expense (including amortization costs)	(8,256)	(8,059)	(24,182)	(27,675)
Financing costs & other income (expense)	(136)	—	(120)	(25,735)

Income (loss) from continuing operations before taxes	12,132	9,064	31,995	(5,874)
Provision (benefit) for income taxes	5,057	2,892	12,305	(1,687)

Income (loss) from continuing operations	7,075	6,172	19,690	(4,187)
Gain (loss) from sale of discontinued operations (net of tax)	—	(228)	—	429
Income (loss) from discontinued operations (net of tax)	(2,843)	(31)	(6,431)	4,089

Net income	$4,232	$5,913	$13,259	$331

Diluted earnings (loss) per share:
Continuing operations	$0.22	$0.19	$0.60	($0.13)
Discontinued operations	(0.09)	(0.01)	(0.19)	0.14

Net income	$0.13	$0.18	$0.41	0.01

Weighted average diluted common shares outstanding	34,283	34,730	34,166	32,790

RAILAMERICA, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
 (Unaudited)

(Amounts in thousands)	September 30,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$5,871	$28,887
Accounts and notes receivable, net	52,147	63,463
Current assets of discontinued operations	30,147	5,834
Other current assets	13,217	22,800

Total current assets	101,382	120,984
Property, plant and equipment, net	813,650	904,253
Long-term assets of discontinued operations	239,927	50,355
Other assets	25,288	30,961

Total assets	$1,180,247	$1,106,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$25,003	$4,200
Accounts payable	28,594	46,722
Accrued expenses	26,828	38,420
Current liabilities of discontinued operations	31,787	11,624

Total current liabilities	112,212	100,966
Long-term debt, less current maturities	327,259	383,121
Subordinated debt	121,186	141,331
Deferred income taxes	148,928	150,159
Long-term liabilities of discontinued operations	114,871	27,283
Other liabilities	9,998	24,790
Stockholders’ equity:
Common stock	32	32
Additional paid-in capital & other	260,734	261,372
Retained earnings	61,314	48,055
Accumulated other comprehensive income (loss)	23,713	(30,556)

Total stockholders’ equity	345,793	278,903

Total liabilities and stockholders’ equity	$1,180,247	$1,106,553

RAILAMERICA, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
 (Unaudited)

	Nine Months Ended
(Amounts in thousands)	September 30,

	2003	2002

Cash flows from operating activities:
Net income	$13,259	$331
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,324	29,824
Write-off of deferred acquisition costs	—	2,386
Financing costs	—	25,611
Gain on sale of assets	(2,352)	(6,323)
Deferred income taxes & other	9,355	2,100
Changes in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(2,518)	4,302
Other current assets	1,178	(486)
Accounts payable	(3,283)	(8,165)
Accrued expenses	(3,623)	(15,212)
Other assets and liabilities	(1,865)	(17,806)

Net cash provided by operating activities	44,475	16,562

Cash flows from investing activities:
Purchase of property, plant and equipment	(49,838)	(49,629)
Proceeds from sale of assets	6,046	7,281
Acquisitions, net of cash acquired	(25,846)	(88,612)
Deferred acquisition costs and other	(528)	(5,317)

Net cash used in investing activities	(70,166)	(136,277)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	30,316	457,870
Principal payments on long-term debt	(28,818)	(350,632)
Proceeds from exercise of stock options and warrants	491	402
Purchase of treasury stock	(1,226)	(3,819)
Financing costs	(695)	(15,383)

Net cash provided by financing activities	68	88,438

Effect of exchange rates on cash	2,607	1,175

Net decrease in cash	(23,016)	(30,102)
Cash, at beginning of period	28,887	59,761

Cash, end of period	$5,871	$29,659